Exhibit 4.3

SPECIMEN WARRANT CERTIFICATE

NUMBER	____________ WARRANTS
____________-

THIS WARRANT WILL BE VOID IF NOT EXERCISED PRIOR TO 5:00 p.m.
NEW YORK CITY TIME, ON THE EXPIRATION DATE

OPEN ACQUISITION CORP.

CUSIP 68371F112

WARRANT

THIS CERTIFIES THAT, for value received

is the Registered Holder of such number of Warrants set forth above (the “Warrants”), each such Warrant expiring on the fifth anniversary of the date of the final prospectus that forms a part of the Registration Statement (unless earlier redeemed in accordance with the terms hereof) and entitling the holder thereof to purchase one fully paid and non-assessable share of Common Stock, par value $0.0001 per share (“Common Stock”), of Open Acquisition Corp., a Delaware corporation (the “Company”).  The Warrant entitles the holder thereof to purchase from the Company, commencing on the later of (i) the consummation by the Company of a Business Combination or (ii) the first anniversary of the date of the final prospectus that forms a part of the Registration Statement, such number of shares of Common Stock of the Company at the price of $7.50 per share (as such price may be adjusted), upon surrender of this Warrant Certificate and payment of the Warrant Price at the office or agency of the Warrant Agent, Continental Stock Transfer & Trust Company (such payment to be made to the Warrant Agent in lawful money of the United States, by cash, by bank wire transfer in immediately available funds, or by certified check or bank draft payable to the Company or on a cashless basis at the option of the Company as described below), but only subject to the conditions set forth herein and in the Warrant Agreement.  The Warrant Agreement provides that upon the occurrence of certain events the Warrant Price, the Floor Price and the number of shares of Common Stock purchasable upon the exercise of each Warrant may, subject to certain conditions, be adjusted.  The term Warrant Price as used in this Warrant Certificate refers to the price per share at which shares of Common Stock may be purchased at the time the Warrant is exercised.

Notwithstanding the foregoing, and subject to Section 7.4 of the Warrant Agreement, no Warrant may be exercised unless (i) a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the issuance of Common Stock upon exercise of the Warrant is effective or (ii) in the opinion of counsel to the Company, the issuance of the Common Stock upon the exercise of the Warrants is exempt from the registration requirements of the Securities Act.

No fraction of a share will be issued upon any exercise of a Warrant.  If, upon exercise of a Warrant, a holder would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, round up to the nearest whole number the number of shares of Common Stock to be issued to the warrant holder.

Upon any exercise of the Warrant for less than the total number of full shares of Common Stock provided for herein, there shall be issued to the Registered Holder hereof or his assignee a new Warrant Certificate covering the number of shares of Common Stock for which the Warrant has not been exercised.

Warrant Certificates, when surrendered at the office or agency of the Warrant Agent by the Registered Holder hereof in person or by attorney duly authorized in writing, may be exchanged in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants.

Upon due presentment for registration of transfer of the Warrant Certificate at the office or agency of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any applicable tax or other governmental charge.

The Company and the Warrant Agent may deem and treat the Registered Holder as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the Registered Holder, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

This Warrant does not entitle the Registered Holder to any of the rights of a stockholder of the Company.

Subject to Section 6.4 of the Warrant Agreement, the Company may redeem all, but not less than all, of the Public Warrants and the Underwriters’ Warrants, at the option of the Company, at any time after such Warrants become exercisable and prior to their expiration, at the office of the Warrant Agent, upon the notice referred to in Section 6.2 of the Warrant Agreement, at the price of $0.01 per Warrant (the “Redemption Price”); provided, however, that the last sales price of the Common Stock has been equal to or greater than the Floor Price on each of 20 trading days within any 30 trading day period ending three Business Days prior to the date on which notice of redemption is given; and provided, further that with respect to the Public Warrants and the Underwriters’ Warrants such Warrants (and the Common Stock issuable upon the exercise of such Warrants) are covered by an effective registration statement from the date of notice of redemption through the date fixed for redemption.  If the foregoing conditions are satisfied, and the Warrants are called for redemption, each Registered Holder will be entitled to exercise their Warrants prior to the date scheduled for redemption.  In the event the Company calls the Warrants for redemption pursuant to Section 6.1 of the Warrant Agreement, the Company shall have the option to require all (but not part) of the holders of those Warrants who elect to exercise their Warrants prior to the date scheduled for redemption to exercise the Warrants on a cashless basis.  If the Company requires holders of the Warrants to exercise the Warrants on a cashless basis, the holder of such Warrants shall pay the Warrant Price by surrendering such Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Redemption Fair Market Value and the Warrant Price of the Warrants by (y) the Redemption Fair Market Value.  Any Warrant either not exercised or tendered back to the Company by the end of the date specified in the notice of redemption shall be canceled on the books of the Company and have no further value except for the $0.01 redemption price.

The securities represented by this Warrant Certificate (including the securities issuable upon the exercise of the Warrant) are subject to the terms and conditions set forth in the Warrant Agreement dated as of [   ], 2008, by and between the Company and the Warrant Agent (the “Warrant Agreement”).  Copies of such agreement may be obtained by the holder hereof at the Warrant Agent’s principal place of business without charge.  Capitalized terms used herein but not defined shall have the meaning set forth in the Warrant Agreement.

OPEN ACQUISITION CORP.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title: